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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: February 1, 1994
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                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or
                                              Statement                     Trading Symbol
Waters          Louis          A.             (Month/Day/Year)              Team, Inc. (TMI)
----------------------------------------                                 ----------------------------------------------------------
     (Last)     (First)     (Middle)          06/19/98                   5. Relationship of Reporting        6. If Amendment, Date
520 Post Oak Boulevard, Suite 850          ----------------------------      Person to Issuer                   of Original
----------------------------------------   3. IRS or Social Security       (Check all applicable)               (Month/Day/Year)
             (Street)                         Number of Reporting          X   Director    X  10% Owner
                                              Person (Voluntary)         -----           -----               ----------------------
Houston           Texas        77027                                           Officer        Other (specify
--------------------------------------                                   -----           -----      below)
      (City)      (State)      (Zip)       ----------------------------  (give title below)

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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock ($0.30 par value per share)         1,200,000*                          I                      By Houston Post Oak
                                                                                                            Partners, Ltd., a Texas
                                                                                                            limited partnership,
                                                                                                            of which the reporting
                                                                                                            person is the sole
                                                                                                            general partner
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                          (Print or Type Responses)                                                  SEC 1473 (3/91)


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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:

 *Under the terms of the Partnership Agreement, the reporting person has a pecuniary interest in less than 100% of the securities held by Houston Post Oak Partners, Ltd.



**Intentional misstatements or omissions of facts constitute Federal Criminal            /s/ Louis A. Waters           June 19, 1998
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            -------------------------------   -------------
                                                                                     **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (3/91)

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